EXHIBIT 5


   April 16, 2002

   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, DC 20549-1004

   Re:  Northern Trust Corporation - Registration
        Statement on Form S-8 Covering the
        Registration of 7,500,000 Shares of Common
        Stock under the Northern Trust Corporation
        2002 Stock Plan
        -------------------------------------------

   Ladies and Gentlemen:

        I am Executive Vice President and General Counsel of Northern Trust Corporation, a Delaware corporation (the "Corporation"), and have served in that capacity in connection with the Corporation's filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 7,500,000 shares of the Corporation's common stock, $1.66-2/3 par value per share, including the associated Preferred Stock Purchase Rights (collectively, the "Stock"), issuable pursuant to the Northern Trust Corporation 2002 Stock Plan (the "Plan").

        In that connection, I have examined or caused to be examined such documents and have made or caused to be made such factual and legal investigations as I have deemed necessary or appropriate for the purpose of this opinion.

        Based upon the foregoing, it is my opinion that those shares of Stock covered by the Registration Statement that are issued in accordance with the terms of the Plan will be legally issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                 Very truly yours,

                                 By: /s/ Kelly R. Welsh
                                     _____________________________
                                      Kelly R. Welsh
                                      Executive Vice President and
                                      General Counsel